Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PRESTIGE CONSUMER HEALTHCARE INC.

Prestige Consumer Healthcare Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends certain provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 3, 2005 (the “Certificate of Incorporation”).
2.Article Seven of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.
3.Article Ten of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the word “[Reserved]”.
4.This Certificate of Amendment was duly adopted by the directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 6th day of August, 2024.

PRESTIGE CONSUMER HEALTHCARE INC.
/s/ Ronald M. Lombardi
By:     Ronald M. Lombardi
Its: Chief Executive Officer